                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. __)

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /


    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for use by the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                SUMMA INDUSTRIES
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(1):

        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1)  Amount previously paid:

        ------------------------------------------------------------------------
    2)  Form, schedule or registration statement no.:

        ------------------------------------------------------------------------
    3)  Filing party:

        ------------------------------------------------------------------------
    4)  Date filed:

        ------------------------------------------------------------------------

-------------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

[LOGO]


                      21250 HAWTHORNE BOULEVARD, SUITE 500
                           TORRANCE, CALIFORNIA 90503


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 15, 2000


To the Stockholders of
Summa Industries:


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Summa Industries, a Delaware corporation (the "Company"), will be held on December 15, 2000 at 10:00 a.m., local time, at the Marriott Hotel, 3635 Fashion Way, Torrance, California (near the southeast corner of Hawthorne and Torrance Boulevards, behind the Computax Building), for the following purposes:


     1. to elect two members to the Company's Board of Directors, each to serve for a three-year term; and

     2. to transact such other business as may properly come before the Annual Meeting and any adjournments and/or postponements thereof.


     Holders of record of Summa Common Stock at the close of business on October 17, 2000 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments and/or postponements thereof. A list of holders of record of shares of Summa Common Stock at the close of business on the Record Date will be available for inspection at the Company's headquarters during ordinary business hours for the ten-day period prior to the Annual Meeting. The Company's transfer books will not be closed.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED EACH OF THE PROPOSALS AS BEING IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY RECOMMENDED THAT YOU VOTE FOR APPROVAL OF EACH SUCH PROPOSAL.

     All stockholders are cordially invited to attend the Annual Meeting in person. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. If you attend the Annual Meeting, you may revoke your proxy at any time before it is voted and vote in person if you wish, even if you have previously returned your proxy card.



                                        By Order of the Board of Directors:

                                        /s/ Trygve M. Thoresen

                                        Trygve M. Thoresen
                                        Secretary


October 27, 2000
Torrance, California

                                SUMMA INDUSTRIES

                      21250 HAWTHORNE BOULEVARD, SUITE 500
                           TORRANCE, CALIFORNIA 90503


                            -------------------------

                                 PROXY STATEMENT

                            -------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 15, 2000


                                  INTRODUCTION

     This Proxy Statement and the accompanying form of proxy are being sent to stockholders of Summa Industries, a Delaware corporation ("Summa" or the "Company"), on or about November 6, 2000. The accompanying proxy is solicited by and on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders (the "Annual Meeting") of Summa to be held on December 15, 2000 at 10:00 a.m., local time, at the Marriott Hotel, 3635 Fashion Way, Torrance, California, and at any adjournments and/or postponements thereof.

     All expenses associated with soliciting proxies, including the preparation, assembly, printing and mailing of this Proxy Statement, will be borne by the Company. It is contemplated that proxies will be solicited principally through the use of the mail, but officers, directors and employees of the Company may solicit proxies personally or by telephone, facsimile or e-mail, without receiving additional compensation therefor. The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals.

                                   RECORD DATE

     Stockholders of Summa Common Stock of record at the close of business on October 17, 2000 (the "Record Date") are entitled to notice of and to vote on all matters presented at the Annual Meeting and at any adjournments and/or postponements thereof. On the Record Date, there were 4,229,365 shares of Common Stock outstanding, held by 319 stockholders of record and an estimated 2,500 additional beneficial owners.

                                 VOTING; PROXIES

     The presence, either in person or by proxy, of persons entitled to vote a majority of the outstanding shares of Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting and at any adjournments and/or postponements thereof. On each matter to be considered at the Annual Meeting, stockholders will be entitled to cast one vote for each share of Common Stock held on the Record Date. In accordance with the Company's Certificate of Incorporation, there will be no cumulative voting for the election of directors.

     For Proposal 1, the two director nominees receiving the highest number of votes at the Annual Meeting with a quorum present or represented will be elected. Abstentions and broker non-votes on Proposal 1 will be counted for purposes of determining the presence or absence of a quorum, but will not constitute a vote "for" or "against" the Proposal and will be disregarded in calculating the votes cast as to the Proposal.

     STOCKHOLDERS ARE URGED, WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING, TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. Properly executed and returned proxies, unless revoked, will be voted as directed by the stockholder, or, in the absence of such direction, by the persons named therein FOR election of each director nominee set forth in Proposal 1 in accordance with the recommendation of the Board of Directors, and in the proxy holders' discretion as to other matters that may properly come before the Annual Meeting. A proxy may be revoked at any time before it is voted by delivery of written notice of revocation to the Secretary of the Company, or by delivery of a subsequently dated proxy, or by attendance at the Annual Meeting and voting in person. Attendance at the Annual Meeting without also voting will not in and of itself constitute the revocation of a proxy.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

     Two of the Company's seven directors, comprising one Class of the Board of Directors of the Company, are to be elected at the Annual Meeting, each to serve for a three-year term or until his successor is elected and qualified. Three of the Company's seven directors will be elected at the next annual meeting, and two directors will be elected at the subsequent meeting.

     Should any of the nominees decline or be unable to serve as a director, the persons authorized in the proxy to vote on your behalf will vote for such substitute nominees as may be recommended by the Company's existing Board of Directors, unless other directions are given in the proxy. Each of the nominees has consented to serve as a director if elected, and the Company knows of no reason why any nominee listed below would not be available for election or, if elected, would not be willing or able to serve. Unless otherwise directed in the accompanying proxy, the persons named therein will vote FOR the election of the two director nominees set forth below.

NOMINEES

     The following table sets forth certain information concerning each of the two nominees for election as directors of the Company:

     Name                          Position with the Company                Age              Director Since
     ----                          -------------------------                ---              --------------
     Michael L. Horst              Director                                 54               1978

     William R. Zimmerman          Director                                 73               1987

     Michael L. Horst is a real estate consultant, educator and developer, and is currently a Vice President of the Urban Land Institute ("ULI"), a not-for-profit research and education organization based in Washington, D.C., providing responsible leadership in the use of land. Mr. Horst also serves as an Adjunct Professor on the faculty at the University of Southern California. Prior to joining ULI, Mr. Horst was an Affiliated Principal with EDAW, Inc., San Francisco, California, where he practiced strategic planning and urban design. Mr. Horst holds a Masters in Business Administration from Stanford University and was a Loeb Fellow at the Harvard Graduate School of Design. Mr. Horst is a member of the Company's Audit Committee.

     William R. Zimmerman is the President of Zimmerman Holdings, Inc., a private investment company. He has previously served as President of Monogram Industries, Inc., President of Swedlow, Inc., and Executive Vice President of Avery International. Mr. Zimmerman also serves as a director of Avtel, Inc., Monitor Products, Inc. and Oso Technologies. Mr. Zimmerman holds a Bachelor of Science and a Masters degree in Industrial Management, both from the Sloan School of the Massachusetts Institute of Technology. Mr. Zimmerman is a member of the Company's Compensation Committee.

DIRECTORS NOT STANDING FOR ELECTION

     Name                            Position with the Company      Age           Director Since        Term Expires
     ----                            -------------------------      ---           --------------        ------------
     James R. Swartwout              Chairman, President,           54            1990                  2001
                                     Chief Executive Officer
                                     & Chief Financial Officer

     Byron C. Roth                   Director                       37            1994                  2001

     Jack L. Watts                   Director                       52            1999                  2001

     David McConaughy                Director                       68            1990                  2002

     Josh T. Barnes                  Director                       72            1996                  2002

     James R. Swartwout has been Chairman of the Board of Directors of the Company since August 1990, and Chief Executive Officer since July 1990. Prior to that he was President and Chief Operating Officer since August 1989. He joined the Company in October 1988 as its Executive Vice President and Chief Operating Officer. Before joining the Company, Mr. Swartwout was a principal in a private leveraged buyout venture. From April 1984 to December 1986, Mr. Swartwout was Executive Vice President of Delphian Corporation, Sunnyvale, California, a manufacturer of analytical instruments, and had held management positions at Farr Company, El Segundo, California, a manufacturer of industrial filtration systems. He earlier worked for American Air Filter Co. and Eastman Kodak Co., and is a former U.S. Navy officer. Mr. Swartwout holds a Bachelor of Science degree in Industrial Engineering from Lafayette College and a Masters in Business Administration from the University of Southern California.

     Byron C. Roth is the Chairman and Chief Executive Officer of the investment banking firm of Roth Capital Partners, Inc. (formerly Cruttenden Roth). Previously, he was President of Cruttenden Roth. Mr. Roth also serves as a director of Roth Capital Partners, the University of California, Irvine Graduate School of Management, Freerealtime.com and KOCE. Mr. Roth holds a BBA from the University of San Diego and a Masters in Business Administration from Cornell University.

     Jack L. Watts has been the Chief Executive Officer of Portola Packaging, Inc., a manufacturer of plastic packaging products, since 1986. Mr. Watts is also the Chief Executive Officer of Sand Hill Systems, Inc., a venture developing e-commerce tools for non-internet businesses. Mr. Watts is a founding partner of The Portola Company, an investment partnership focused on acquisitions. Prior to 1986, Mr. Watts was founder and Chairman of Faraday Electronics, an original equipment manufacturer of software, computers and terminals. Mr. Watts also serves as a director of Portola Packaging, Inc., Sand Hill Systems, Inc., Portola Minerals Co., FloStor Engineering, and Fresco Restaurant Co. Mr. Watts holds a Bachelor of Science degree in Industrial Engineering from Oklahoma State University and a Masters in Business Administration from Stanford University.

     David McConaughy is currently a Principal and Partner of Data Management Resources, which supplies and maintains integrated business management systems. Previously, Mr. McConaughy was on the faculty of the University of Southern California Graduate School of Business, and has had a strategic planning consulting practice. Mr. McConaughy holds a Masters in Business Administration and a PhD in Administrative Science and Economics from The Ohio State University. Mr. McConaughy is the Chairman of the Company's Audit Committee and a member of the Company's Compensation Committee.

     Josh T. Barnes became a director of the Company upon consummation of the acquisition of LexaLite International Corporation by the Company in 1996. Mr. Barnes founded LexaLite and lead the company as a director and Chief Executive Officer from its formation in 1963 until his retirement in 1997. Mr. Barnes is a registered professional mechanical engineer in Michigan, the holder of several lighting related patents, a member of the Illuminating Engineering Society and the Society of Plastic Engineers. Mr. Barnes recently completed two terms as the Mayor of Charlevoix, Michigan and is a director and Chief Executive Officer of Business Activities Corporation and a director/trustee of the Charlevoix County Community Foundation. Mr. Barnes is a graduate of the Lawrence Institute of Technology and the U.S. Army Corps of Engineers Officer Candidate School.

MEETINGS OF THE BOARD; COMMITTEES AND DIRECTOR COMPENSATION

     During fiscal 2000, in addition to actions taken by unanimous written consent, there were four meetings of the Company's Board of Directors. Each director attended at least 75% of the total number of meetings of the Board of Directors and the committees of the Board of Directors on which he serves, other than Byron C. Roth who attended 50% of the meetings. The Company has two standing committees, the Audit Committee and the Compensation Committee. The principal duties of the Audit Committee are to advise the Board on audit matters affecting the Company, including recommendations as to the appointment of independent outside auditors, reviewing with such auditors the scope of its audit engagement, meeting with the Company's management and independent outside auditors to discuss matters relating to internal accounting controls and results of audits performed. The Board of Directors has adopted a written charter for the Audit Committee. The principal duties of the Compensation Committee are to administer the Company's executive compensation programs, including establishing base salaries, discretionary bonuses and stock option grants for executive officers. The current members of the Audit Committee are Messrs. Horst and McConaughy, each of whom is "independent" as defined under Rule 4200(a)(15) of the Nasdaq listing standards, and the current members of the Compensation Committee are Messrs. McConaughy and Zimmerman. During fiscal 2000, the Audit Committee held three meetings attended by all members, and the Compensation Committee held two meetings attended by all members.

     Non-employee directors of the Company receive a fee of $1,000 for each Board meeting attended and are reimbursed for travel expenses connected with a Board meeting. Non-employee directors serving on committees receive a $1,000 fee for each committee meeting attended. In addition, directors who are not employees of the Company are currently entitled to an annual grant of a Nonstatutory Stock Option to acquire up to 4,000 shares of the Company's Common Stock issued under the Company's stock option plans on the date of the Company's annual meeting, with an exercise price equal to the average of the closing prices on each of the trading days on which the stock trades, beginning on the second day after release of annual earnings and ending on the second day prior to the annual meeting. Non-employee directors serving on committees are currently entitled to an annual grant of a Nonstatutory Stock Option to acquire up to 2,000 additional shares, calculated in the same manner. During fiscal 2000, each outside director was granted a Nonstatutory Stock Option to acquire up to 4,000 shares of the Company's Common Stock at $12.00 per share, and each outside director serving on a committee was granted an additional Nonstatutory Stock Option to acquire up to 2,000 shares of the Company's Common Stock at $12.00 per share for each committee served.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE OFFICERS

     Set forth in the table below are the names, ages and offices held by the executive officers of the Company:

          Name                     Age          Position
          ----                     ---          --------
          James R. Swartwout       54           Chairman, President,
                                                Chief Executive Officer
                                                & Chief Financial Officer

          Trygve M. Thoresen       36           Vice President of Business
                                                Development, Secretary &
                                                General Counsel

          Paul A. Walbrun          58           Vice President & Controller

     James R. Swartwout has been Chairman of the Board of Directors of the Company since August 1990, and Chief Executive Officer since July 1990. Prior to that he was President and Chief Operating Officer since August 1989. He joined the Company in October 1988 as its Executive Vice President and Chief Operating Officer. Before joining the Company, Mr. Swartwout was a principal in a private leveraged buyout venture. From April 1984 to December 1986, Mr. Swartwout was Executive Vice President of Delphian Corporation, Sunnyvale, California, a manufacturer of analytical instruments, and had held management positions at Farr Company, El Segundo, California, a manufacturer of industrial filtration systems. He earlier worked for American Air Filter Co. and Eastman Kodak Co., and is a former U.S. Navy officer. Mr. Swartwout holds a Bachelor of Science degree in Industrial Engineering from Lafayette College and a Masters in Business Administration from the University of Southern California.

     Trygve M. Thoresen has served as Vice President of Business Development, Secretary and General Counsel of the Company since August 2000, and was Vice President, Secretary and General Counsel from October 1997, until January 2000. From January 2000 until shortly before his return in August 2000, Mr. Thoresen served as Chief Operating Officer of an internet start-up venture. From January 1997 until its acquisition by the Company in October 1997, Mr. Thoresen served as Vice President-Finance, General Counsel and Assistant Secretary of Calnetics Corporation, Chatsworth, California. Prior to that, from September 1992 until January 1997, Mr. Thoresen was a corporate, mergers and acquisitions and securities attorney with Gibson, Dunn & Crutcher LLP, Irvine, California. From August 1989 until May 1992, Mr. Thoresen attended Hastings College of the Law. Prior to law school, Mr. Thoresen was a senior accountant at KPMG Peat Marwick LLP, and he is a Certified Public Accountant in the State of California (inactive). In addition, Mr. Thoresen holds a Bachelor of Arts degree in Business Administration from the University of California, Santa Barbara.

     Paul A. Walbrun has served as Vice President and Controller of the Company since October 1997, and was Vice President, Secretary and Controller of the Company from October 1994 until October 1997. From July 1994 until its sale in June 1996, Mr. Walbrun served as Vice President and Controller of the Company's former subsidiary, Morehouse-COWLES, Inc. Before joining the Company, Mr. Walbrun was the Director of Financial Reporting for Bird Medical Technologies, Inc. and Controller of Stackhouse, Inc., a Bird Medical Technologies manufacturing subsidiary, and is a former U.S. Navy officer. Mr. Walbrun holds a Bachelor of Business Administration with accounting major from the University of Wisconsin, Madison.

SUMMARY COMPENSATION TABLE

     The following summary compensation table sets forth all compensation paid or accrued by the Company for services rendered in all capacities during the three fiscal years ended August 31, 2000 by the Chief Executive Officer and the two other most highly compensated executive officers of the Company. There were no other executive officers of the Company whose total salary and bonus exceeded $100,000 in the 2000 fiscal year.

                                                                         Long-Term Compensation
                                                                      ----------------------------
                                        Annual Compensation                Awards          Payouts
                             --------------------------------------   -----------------    -------
                                                                       Stock                LTIP          All Other
Name and                               Salary     Bonus      Other    Awards    Options    Payouts      Compensation
Principal Position             Year       $        $(2)        $         $        #(3)        $             $(4)
------------------           --------  -------  ---------   -------   -------   -------    -------      -------------
James R. Swartwout,          2000      291,346    137,500       ---       ---     25,000       ---             9,633
Chairman, Chief              1999      250,000    120,000       ---       ---     25,000       ---             9,420
Executive Officer &          1998      183,333     75,000       ---       ---     50,000       ---             9,332
Chief Financial Officer

Trygve M. Thoresen,          2000      123,867     55,000       ---       ---     15,000       ---               792
Vice President of            1999      133,519     45,000       ---       ---     16,000       ---               926
Business Development,        1998      120,000     15,000       ---       ---      7,292       ---             1,018
Secretary & General
Counsel(1)

Paul A. Walbrun,             2000        98,623    33,000       ---       ---     10,000       ---             1,185
Vice President &             1999        91,364    35,000       ---       ---     11,000       ---               649
Controller                   1998        80,793    25,000       ---       ---     12,000       ---               621

------------------
(1) In fiscal 2000, includes $57,000 paid to Mr. Thoresen by an unrelated party during a period in which he was not employed by the Company.

(2) Bonus amounts represent dollars paid during the fiscal year shown but earned for performance in the prior fiscal year. Due to the timing of compensation deliberations by the Company's Board of Directors for the named executive officers, estimated bonus amounts are accrued by the Company but bonus amounts are not determined until after the annual meeting of stockholders.

(3) All options currently held by the named executive officers are Nonstatutory Stock Options.

(4) Includes payments for a long-term disability insurance policy, a life insurance policy, and/or contributions to the Company's 401(k) Plan and ESOP. In addition, each executive officer has use of a Company automobile.

EMPLOYMENT AGREEMENTS

     In March 1994, the Company entered into an employment agreement with James
R. Swartwout under which he is to be paid an annual base salary to be determined by the Board of Directors, and an annual bonus of up to 40% of his base salary, to be determined by the Board of Directors based upon the performance of the Company during the preceding fiscal year, payable in cash or stock at his election. In the event of his termination, other than for cause, Mr. Swartwout is entitled to severance pay equal to six months of his current compensations. In the event of a "change in control" of the Company (defined as the acquisition by a person or group of either 30% or more of the Company's voting power or the right to elect a majority of the Company's directors, the sale of 50% or more of the total fair market value of the Company's assets, or a specified change in the composition of the Company's Board of Directors), and regardless of whether his employment is terminated as a result of such event, Mr. Swartwout would be entitled to receive as a special bonus an amount equal to two year's base salary at the level then being paid to him. In January 1998, the Company and Mr. Swartwout amended the employment agreement to provide for an annual base salary of $200,000, as may be increased by the Board of Directors from time to time, and to increase the potential annual bonus to up to 60% of base salary.

     In August 2000, the Company entered into an employment agreement with Trygve M. Thoresen under which he is to be paid an annual base salary and bonus to be determined by the Board of Directors. In the event of a "change in control" of the Company (as defined in the preceding paragraph), and regardless of whether his employment is terminated as a result of such event, Mr. Thoresen would be entitled to receive as a special bonus an amount equal to one year's base salary and bonus at the level then being paid to him.

     In December 1999, the Company entered into an employment agreement with Paul A. Walbrun under which he is to be paid an annual base salary and bonus to be determined by the Board of Directors. In the event of a "change in control" of the Company (as defined above), and regardless of whether his employment is terminated as a result of such event, Mr. Walbrun would be entitled to receive as a special bonus an amount equal to one year's base salary and bonus at the level then being paid to him.

STOCK OPTION PLANS

     In 1984, the Board of Directors and stockholders of the Company approved the Summa Industries 1984 Stock Option Plan (the "1984 Plan"), under which options to acquire an aggregate of 25,000 shares of the Company's Common Stock were available for grant to key employees, directors, consultants, vendors and others. The 1984 Plan expired in 1994 and, therefore, no additional options may be granted thereunder. As of August 31, 2000, options to acquire 15,500 shares of Common Stock remained outstanding and exercisable, consisting of options to purchase 12,500 shares granted to Mr. Swartwout and 3,000 to Mr. Walbrun. The price at which such options may be exercised ranges from $3.50 to $5.00, the market price of the stock on the date of grant. As of August 31, 2000, options for 5,875 shares had been exercised under the 1984 Plan.

     In December 1991, the Board of Directors and stockholders approved the Summa Industries 1991 Stock Option Plan (the "1991 Plan") under which options to acquire an aggregate of 150,000 shares of the Company's Common Stock may be granted to key employees, directors, consultants, vendors and others, as determined by the Board of Directors or the Compensation Committee. As of August 31, 2000, options to acquire 149,150 shares of Common Stock had been granted, including options to purchase 25,000 shares granted to Mr. Swartwout and 21,000 to Mr. Walbrun. Options to acquire 850 shares of Common Stock remain available for future grant. The price at which the options may be exercised ranges from $2.72 to $12.50, the market price of the stock on the date of grant. During the fiscal year ended August 31, 2000, options for 10,249 shares became exercisable. As of August 31, 2000, options for 74,275 shares were exercisable, and 57,375 had been exercised.

     In December 1995, the Board of Directors and stockholders approved the Summa Industries 1995 Stock Option Plan (the "1995 Plan") under which options to acquire an aggregate of 250,000 shares of Common Stock may be granted to key employees, directors, consultants, vendors, customers and others, as determined by the Board of Directors or the Compensation Committee. In January 1998, the Board of Directors and stockholders amended the 1995 Plan to increase the number of shares of Common Stock that may be granted thereunder from 250,000 to 350,000, As of August 31, 2000, options to acquire 347,723 shares of Common Stock had been granted, including options to purchase 75,000 shares granted to Mr. Swartwout and 6,000 to Mr. Thoresen. Options to acquire 2,277 shares of Common Stock remain available for future grant. The price at which options may be exercised ranges from $3.61 to $14.56, the market price of the stock on the date of grant. During the fiscal year ended August 31, 2000, options for 45,750 shares became exercisable. As of August 31, 2000, options for 212,925 shares were exercisable, and 62,298 had been exercised.

     In December 1998, the Board of Directors and stockholders approved the Summa Industries 1999 Stock Option Plan (the "1999 Plan") under which options to acquire an aggregate of 500,000 shares of Common Stock may be granted to key employees, directors, consultants, vendors, customers and others, as determined by the Board of Directors or the Compensation Committee. As of August 31, 2000, options to acquire 172,824 shares of Common Stock had been granted, including options to purchase 50,000 shares granted to Mr. Swartwout, 25,000 to Mr. Thoresen and 15,000 to Mr. Walbrun. Options to acquire 327,176 shares of Common Stock remain available for future grant. The price at which options may be exercised ranges from $9.375 to $12.50, the market price of the stock on the date of grant. During the fiscal year ended August 31, 2000, options for 47,000 shares became exercisable. As of August 31, 2000, options for 47,000 shares were exercisable, and no options had been exercised.

STOCK OPTION GRANTS

The following table sets forth information concerning options granted to each of the named executive officers during fiscal 2000.

                                             Individual Grants
                                -----------------------------------------
                                                Percentage                                  Potential Realizable Value
                                                 of Total                                   at Assumed Annual Rates of
                                                 Options                                   Stock Price Appreciation for
                                                Granted to    Exercise                          Option Term ($)(2)
                                  Options      Employees in    Price       Expiration      ----------------------------
Name                            Granted(#)(1) Fiscal 2000(%) Per Share($)     Date              5%              10%
----                            ------------- -------------- ------------  -----------     ------------     -----------
James R. Swartwout                  25,000        26.1          12.50       12/14/09         196,530         498,045
Trygve M. Thoresen                  15,000        15.7          12.16       10/18/09         114,710         290,699
Paul A. Walbrun                     10,000        10.4          12.16       10/18/09          76,474         193,799

---------------------
(1) All options granted in fiscal 2000 are Nonstatutory Stock Options with exercise prices per share equal to the market price of the Company's Common Stock on the date of grant. All of the options set forth in the table above vest in one-forth increments commencing with the first anniversary of the grant date.

(2) Potential realizable value is based on an assumption that the market price of the stock appreciates at the stated rate, compounded annually, from the date of grant to the expiration date. These values are calculated pursuant to requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price appreciation. Actual gains, if any, are dependent on the future market price of the Common Stock.

STOCK OPTION EXERCISES

     The following table sets forth information regarding options exercised during fiscal 2000 by executive officers of the Company, as well as the aggregate value of unexercised options held by each executive officer at August 31, 2000. The Company has no stock appreciation rights, either freestanding or in tandem with options.

                                                                                          Value of Unexercised
                                                          Number of Unexercised           In-The-Money Options
                                                       Options at Fiscal Year End(#)    at Fiscal Year End($)(1)
                              Shares                   -----------------------------  ----------------------------
                            Acquired on     Value
Name                         Exercise      Realized    Exercisable    Unexercisable    Exercisable   Unexercisable
----                       ------------  -----------  ------------   --------------   ------------  --------------
James R. Swartwout               ---           ---        87,500             75,000      553,238           154,713
Trygve M. Thoresen               ---           ---        72,261             30,646      493,714            41,489
Paul A. Walbrun                  ---           ---        24,250             26,750      136,340            66,023

-----------------
(1) Calculated based upon the closing price of the Company's Common Stock as reported on The Nasdaq National Market on August 31, 2000, which was $12.188 per share.

401(k) PLAN

     The Company has adopted and maintains a Section 401(k) Plan (the "401(k) Plan") in compliance with relevant ERISA regulations. The 401(k) Plan allows employees to defer specified percentages of their compensation in a tax-deferred trust. The Company may make matching contributions to the 401(k) Plan and may make additional profit-sharing contributions at the discretion of the Board of Directors. The total Company contribution to all employees' 401(k) accounts in fiscal 2000 was $741,000. Each of the named executive officers participates in the 401(k) Plan.

EMPLOYEE STOCK OWNERSHIP PLAN

     The Company has adopted and maintains an Employee Stock Ownership Plan (the "ESOP"). Under the ESOP, the Company may make contributions to the ESOP trust for purchases of shares of the Company's Common Stock, or may contribute Common Stock directly to the ESOP trust. The shares are then allocated by the ESOP trustee to each participant based on the ratio that such participant's compensation bears to the total compensation for all applicable participants. The total cash contribution by the Company to the ESOP in fiscal 2000 was $325,000. Each of the named executive officers participates in the ESOP.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee appointed by the Board of Directors generally administers the Company's executive compensation programs. The Compensation Committee consists solely of outside directors. It is the policy of the Compensation Committee to establish compensation levels for executive officers which reflect the Company's overall performance, responsibilities and contributions to the long-term growth and profitability of the Company. The Compensation Committee determines compensation based on its evaluation of the Company's overall performance, including various quantitative factors, primarily the Company's financial performance, sales and earnings against the Company's operating plan, as well as various qualitative factors such as new product development, the Company's product and service quality, the extent to which the executive officers have contributed to forming a strong management team, and other factors which the Committee believes are indicative of the Company's ongoing ability to achieve its long-term growth and profit objectives. In determining the base salary and bonus for James R. Swartwout, the Chief Executive Officer of the Company, the Compensation Committee considered the foregoing factors. From time to time, the Compensation Committee makes its decisions in concert with all outside members of the Board of Directors.

     BASE SALARY AND DISCRETIONARY BONUS. The principal component of the compensation of the executive officers is their base salaries. The Compensation Committee also retains discretion to award bonuses based on corporate or individual performance. The Compensation Committee evaluates the practices of various industry groups, market data, including data obtained from time to time from outside compensation consultants, and other economic information to determine the appropriate ranges of base salary levels which will enable the Company to retain and incentivize the Chief Executive Officer and, to a lesser extent, the other executive officers. Throughout the year, the members of the Compensation Committee review the corporate and individual performance factors described above. The Compensation Committee, based upon its review of performance for the previous year and its review of the Company's operating plan, establishes salary levels and awards any bonuses to the Chief Executive Officer and the other executive officers.

     STOCK OPTIONS. The Compensation Committee also considers the grant of stock options to the Company's key employees, including the executive officers. The purpose of the stock option program is to provide incentives to the Company's management and other employees to work to maximize stockholder value. The option program also utilizes vesting periods to encourage key employees to continue in the employ of the Company. Individual amounts of stock option grants to executive officers are derived based upon review of competitive compensation practices with respect to the same or similar executive positions, overall corporate performance and individual performance.


                                                  COMPENSATION COMMITTEE:

                                                  David McConaughy
                                                  William R. Zimmerman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the last completed fiscal year, Messrs. McConaughy and Zimmerman served as members of the Compensation Committee. Neither member of the Compensation Committee was or is an officer or employee of the Company. The Compensation Committee reviews the performance and establishes the compensation of Messrs. Swartwout, Thoresen and Walbrun. There are no compensation committee interlocks between the Company's Compensation Committee and other entities involving the Company's executive officers and committee members who serve as executive officers or committee members of such other entities.

STOCK PERFORMANCE GRAPH

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
SUMMA INDUSTRIES, PEER GROUP INDEX AND RUSSELL 2000 INDEX.


                                                           FISCAL YEAR ENDING
COMPANY/INDEX/MARKET              8/31/1995  8/30/1996  8/29/1997  8/31/1998  8/31/1999  8/31/2000
--------------------              ---------  ---------  ---------  ---------  ---------  ---------
Summa Ind                            100.00    126.32      131.58     160.53     306.58     256.59

Customer Selected Stock List         100.00    102.97      119.93     113.13     136.59     136.88

Russell 2000 Index                   100.00    110.90      143.02     115.28     146.29     146.29



Note:

The peer group index is derived from the following peer group selected by the Company in good faith: Alltrista Corporation; Applied Extrusion Technology; AT Plastics; Atlantis Plastics, Inc.; Core Materials Corporation; Lamson & Sessions Co.; Lund International Holdings; Myers Industries, Inc.; PW Eagle, Inc.; Raven Industries, Inc.; Reunion Industries, Inc.; Rotonics Manufacturing, Inc.; Spartech Corporation; Triple S Plastics, Inc.; and Tuscarora Inc. Members of the peer group are more similar to the Company in lines of business, size and market capitalization than any readily available industry index of which the Company is aware.

                   Assumes $100 Invested on September 1, 1995
                          Assumes Dividends Reinvested
                       Fiscal year ending August 31, 2000

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the Record Date by, among others,
(i) all persons or groups known by the Company to be beneficial owners of more than 5% of the Common Stock, (ii) each director of the Company and each nominee for director, (iii) each executive officer of the Company named in the Summary Compensation Table above, and (iv) all directors and executive officers as a group. Unless otherwise indicated in the footnotes, each person listed below has sole voting and investment power with respect to the shares beneficially owned by such person, subject to applicable community property laws, and the address of each such person is care of the Company, 21250 Hawthorne Boulevard, Suite 500, Torrance, California 90503.

                                                                      Shares               Percent
                                                                   Beneficially               of
Name and Address of Beneficial Owner                                 Owned(1)              Class(%)
------------------------------------                               ------------            --------
Wilen Management Company, Inc.
2360 West Joppa Road, Suite 226
Lutherville, MD 21093(2)                                             233,933                  5.4

Summa Industries Employee Stock Ownership Trust(3)                   585,947                 13.9

Summa Industries 401(k) Plan Trust(4)                                129,853                  3.1

Michael L. Horst(5)                                                   29,261                   *

William R. Zimmerman(5)                                               25,025                   *

James R. Swartwout(5)(6)                                             179,055                  4.1

David McConaughy(5)                                                   25,500                   *

Byron C. Roth(5)                                                      21,500                   *

Josh T. Barnes(5)(7)                                                 125,728                  2.9

Jack Watts(5)                                                          9,000                   *

Trygve M. Thoresen(5)(6)                                              81,416                  1.9

Paul A. Walbrun(5)(6)                                                 34,176                   *

All directors and executive
officers as a group (9 persons)(5)(6)                                530,661                 11.6

----------------------
*    Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission, based on information furnished by each person listed. Ownership shown include shares which each named stockholder has the right to acquire within sixty days of the Record Date. In calculating percentage ownership, all shares which a named stockholder has the right to so acquire are deemed outstanding for the purpose of computing the percentage ownership of that person, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Listed persons may disclaim beneficial ownership of certain shares.

(2) All information with respect to beneficial ownership of the shares of the Company's Common Stock held by Wilen Capital Management, Inc. is based upon a
Schedule 13G filing made by such beneficial owner with the

Securities and Exchange Commission on February 9, 2000. Wilen Capital Management, Inc. is described in such filing as an investment adviser registered under the Investment Advisers Act of 1940.

(3) Consists entirely of shares of the Company's Common Stock held in trust for participants in the Company's Employee Stock Ownership Plan ("ESOP"). The ESOP is administered by a committee comprised of three Company employees, and the trustee of the ESOP trust is Comerica Bank - California. The trustee has voting and limited investment power over any shares held by the ESOP trust that have not been allocated to individual participant's accounts. The administrator has the power to direct the trustee as to the voting of any such unallocated shares held by the ESOP trust. The administrator and the trustee disclaim beneficial ownership of shares held by the ESOP trust (except shares, if any, allocated to a person's individual account under the ESOP), and the ESOP shares are not reported as beneficially owned by the administrator or the trustee (except shares, if any, allocated to a person's individual account under the ESOP).

(4) Consists entirely of shares of the Company's Common Stock held in trust for participants in the Company's 401(k) Plan. Participants in the 401(k) Plan may elect to have up to 25% of their contributions allocated to the purchase of shares of the Company's Common Stock. The 401(k) Plan is administered by the Company, and the trustee of the 401(k) Plan trust is Delaware Charter Guarantee & Trust Company, a wholly owned subsidiary of The Principal Financial Group. With limited exceptions, the administrator has the power to direct the trustee as to the voting of any shares of the Company's Common Stock held in the 401(k) Plan trust. The administrator and the trustee disclaim beneficial ownership of shares held by the 401(k) Plan trust (except shares, if any, allocated to a person's individual account under the 401(k) Plan), and the 401(k) Plan shares are not reported as beneficially owned by the administrator or the trustee (except shares, if any, allocated to a person's individual account under the 401(k) Plan).

(5) Includes currently exercisable stock options to purchase shares of the Company's Common Stock and/or options that will be exercisable within sixty days of the Record Date.

(6) Includes shares of the Company's Common Stock held in trust for such participant in the Company's 401(k) Plan and/or ESOP.

(7) Includes 17,000 shares held by a charitable remainder trust, 16,625 shares held in an individual retirement account, and 53,040 shares held by several living trusts over which Mr. Barnes has voting and/or investment control. Does not include shares, the quantities of which are unknown to Mr. Barnes, held by certain children and/or grandchildren of Mr. Barnes and with respect to which he has no control or pecuniary interest and disclaims beneficial ownership.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company is obligated to pay fees and commissions on sales of certain products to one of its directors pursuant to pre-existing agreements with a subsidiary of the Company acquired in fiscal 1997. The Company made a one-time payment of $365,000 in fiscal 1997 to modify such agreements. Total fees and commission paid for fiscal 2000 were $204,000. The agreements continue until 2009.

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of beneficial ownership and changes in beneficial ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission. Officers, directors and such more than ten percent beneficial owners are required to furnish the Secretary of the Company with copies of all such forms which they file.

     To the Company's knowledge, bases solely upon the Company's review of such reports or written representations from certain reporting persons that no reports were required, the Company believes that during fiscal 2000, all of its directors and executive officers complied with Section 16(a) requirements.

                              INDEPENDENT AUDITORS

     Arthur Andersen LLP was the Company's independent auditors for the fiscal year ended August 31, 2000 and may be engaged to audit the Company's financial statements for the fiscal year ending August 31, 2001. One or more representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, and to be available to respond to questions. These representatives will have an opportunity to make a statement.

                                  ANNUAL REPORT

     The Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2000 ("Annual Report"), which contains audited financial statements of the Company, has been mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated by reference into this Proxy Statement and is not considered proxy solicitation material. ANY STOCKHOLDER WHO HAS NOT RECEIVED A COPY OF THE ANNUAL REPORT MAY OBTAIN ONE AT NO CHARGE BY WRITING TO THE SECRETARY OF THE COMPANY AT THE ADDRESS GIVEN ON THE FIRST PAGE OF THIS PROXY STATEMENT. THE COMPANY WILL FURNISH TO ANY STOCKHOLDER OF THE COMPANY ANY SPECIFIC EXHIBIT(S) TO THE ANNUAL REPORT UPON WRITTEN REQUEST AND UPON PAYMENT OF THE COMPANY'S REASONABLE COSTS TO FURNISH SUCH EXHIBIT(S).

                              STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the Company's Annual Meeting of Stockholders for the 2001 fiscal year must be received in writing by the Secretary of the Company at the address given on the first page of this Proxy Statement not later than July 7, 2001.

     Stockholders who do not present proposals for inclusion in the proxy statement for the Company's Annual Meeting of Stockholders for the 2001 fiscal year but who still intend to submit a proposal at the 2001 annual meeting must comply with the detailed notice procedures set forth in the Company's bylaws in a timely manner (received by the Company not less than twenty nor more than sixty days prior to the meeting). A complete copy of the Company's bylaws will be provided without charge, upon written or oral request, to any stockholder to whom this Proxy Statement is being sent. Requests should be made to the Corporate Secretary of the Company at 21250 Hawthorne Boulevard, Suite 500, Torrance, California 90503; telephone (310) 792-7024; facsimile (310) 792-7079; email ir@summaindustries.com.
                                  OTHER MATTERS

     The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                                        By Order of the Board of Directors:

                                        /s/ Trygve M. Thoresen

                                        Trygve M. Thoresen
                                        Secretary
Torrance, California
October 27, 2000

                                                                      APPENDIX I
PROXY
         (THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)
                                SUMMA INDUSTRIES
              21250 HAWTHORNE BLVD., SUITE 500, TORRANCE, CA 90503
           ANNUAL MEETING OF STOCKHOLDERS, FRIDAY, DECEMBER 15, 2000
    The undersigned hereby appoints James R. Swartwout and Trygve M. Thoresen, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Summa Industries ("Summa") held of record by the undersigned on October 17, 2000 at the Annual Meeting of Stockholders to be held on December 15, 2000, and at any adjournments and/or postponements thereof.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH DIRECTOR NOMINEE AND FOR EACH OF THE OTHER PROPOSALS SET FORTH HEREON. The following matters are proposed by the Company.

       IMPORTANT--THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE

1.   ELECTION OF ONE CLASS  / / FOR all nominees        / / WITHHOLD AUTHORITY
     OF DIRECTORS as          listed below                for all nominees
     follows:
     NOMINEES: Class: Michael L. Horst and William R. Zimmerman, each for a three-year term

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, MARK FOR ABOVE AND
    CROSS OUT THE NAME(S) OF THE NOMINEES WITH RESPECT TO WHOM AUTHORITY IS
                                   WITHHELD.

--------------------------------------------------------------------------------
                          (CONTINUED ON REVERSE SIDE)

2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ALL OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS AND/OR POSTPONEMENTS THEREOF.

                                              DATED: ______________________ 2000

                                              __________________________________
                                                          Signature

                                              __________________________________
                                                  Signature if held jointly
                                              Please sign exactly as name
                                              appears below. When shares are
                                              held by joint tenants, both should
                                              sign. When signing as attorney, as
                                              executor, administrator, trustee
                                              or guardian, please give full
                                              title as such. If a corporation,
                                              please sign in full corporate name
                                              by President or other authorized
                                              officer. If a partnership, please
                                              sign in partnership name by
                                              authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY BY USING THE ENCLOSED
                                   ENVELOPE.

                                                                     APPENDIX II

                             AUDIT COMMITTEE CHARTER
                                       OF
                                SUMMA INDUSTRIES

1. MEMBERS. When and as required by Nasdaq listing standards and/or the rules and regulations of the Securities and Exchange Commission:

         (a) The Board of Directors (the "Board") shall appoint an Audit Committee of the Corporation (the "Audit Committee") of at least three members, consisting entirely of "independent" directors of the Board, and shall designate one member as chairperson. For purposes hereof, "independent" shall mean a director who meets the definition of "independence" found under the NASD rules.


         (b) Each member of the Audit Committee shall be financially literate and at least one member, at all times, shall have accounting or related financial management expertise, both as described in the NASD rules.


         (c) If required in the best interests of the Corporation and its stockholders, the Board may appoint one non-independent member of the Audit Committee, provided that director is neither a current employee nor an immediate family member of an employee. Such appointment shall be disclosed in the next annual proxy statement, including the nature of such member's relationship and the reasons for such appointment.

2. PURPOSES; DUTIES AND RESPONSIBILITIES. The Audit Committee shall represent the Board in discharging its responsibilities relating to the accounting, reporting and financial practices of the Corporation and its subsidiaries, and shall have general responsibility for surveillance of internal controls, accounting and auditing activities of the Corporation and its subsidiaries. Specifically, the Audit Committee shall:

         (a) Evaluate, assist in the selection of and, when appropriate, replace the firm of independent certified public accountants that serves as auditor of the Corporation's financial statements, which firm shall be ultimately accountable to the Board through the Audit Committee;

         (b) Review with the independent auditors audit procedures, including the scope, fees and timing of the annual audit and the results of such examination and any accompanying management letters, to ensure the independent auditor's objectivity and independence;

         (c) Review and discuss with the independent auditors the written statement from the auditors, required by Independence Standards Board Standard No. 1, detailing any relationships between the auditors (and related entities) and the Corporation or any other relationships that may adversely affect the independence of the auditors and based upon such review, assess the independence of the auditors;

         (d) Review and discuss with management and the independent auditors the Corporation's annual audited financial statements, including a discussion of management's judgments and processes employed to arrive at accounting estimates and the auditors' judgment as to the quality of the Corporation's accounting principles;

         (e) Review with management and the independent auditors the results of any significant matters identified from the independent auditors' interim review procedures prior to the filing of each Form 10-Q or as soon thereafter as possible. The chairperson of the Audit Committee may perform this function on behalf of the Audit Committee;

         (f)      Review the adequacy of the Corporation's internal controls;

         (g) Review significant changes in the accounting policies of the Corporation and accounting and financial reporting rule changes that may have a significant impact on the Corporation's financial reports;

         (h) Review and discuss with the independent auditors any difficulties or disagreements with management, during the course of the audit, about matters that individually, or in the aggregate, could be significant to the financial statements or the auditors' report, whether or not these disagreements were resolved satisfactorily;

         (i) Review material pending legal proceedings involving the Corporation and other material contingent liabilities; and

         (j) Review the adequacy of the Audit Committee Charter on an annual basis, and recommend modifications if the Audit Committee determines modifications are necessary.

3. MEETINGS. The Audit Committee shall meet as often as may be deemed necessary or appropriate in its judgment, either in person or via telephone. The Audit Committee shall meet in executive session with the independent auditors and the Corporation's internal auditor, if applicable, at least annually. The Audit Committee shall report to the Board with respect to its meetings and shall make such reports to stockholders as may be required by applicable regulations or as may be deemed advisable in the judgment of the Audit Committee. The majority of the members of the Audit Committee shall constitute a quorum.

4. DISCLAIMER. The Audit Committee represents and advises the Board in performing some of its oversight responsibilities, but does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Corporation's financial statements.